4
1
<SROS>Nasdaq
<REPORTING-OWNER>
  0001197835
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Insurance Auto Auctions, Inc.
  880026
  <IRS-NUMBER>95-3790111
</SUBJECT-COMPANY>
<PERIOD>12/12/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Kerley, Sidney L.
   Insurance Auto Auctions, Inc.
   850 E. Algonquin Rd., Ste. 100

   Schaumburg, IL  60173
2. Issuer Name and Ticker or Trading Symbol
   Insurance Auto Auctions, Inc. (IAAI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   12/12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP, Corporate Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $15.600000      11/12/02       J         2,500                                          11/12/12
to buy)
Incentive Stock Option (right  $16.740000                                                                              04/01/12
to buy)
Non-Qualified Stock Option     $13.090000                                                                              11/08/11
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  11/12/02  Common Stock                   2,500                     2,500         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   5,000                     5,000         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000         D   Direct
(right to buy)

Explanation of Responses:

-
Options granted under the 1991 Stock Option Plan, as amended.  The options to buy shares of Insurance Auto Auctions, Inc. will becom
e exercisable in 25% increments annually over four years.


SIGNATURE OF REPORTING PERSON
/S/ By: Dena Strand
    For: Sidney L. Kerley
DATE 12/12/02